Exhibit 21.1

LIST OF SUBSIDIARIES

Hire Quest, L.L.C. is a limited liability company organized under the laws of Florida.

HQ LTS Corporation is a corporation incorporated under the laws of Delaware.

HQ Financial Corporation is a corporation incorporated under the laws of Delaware.

HQ Franchising Corporation is a corporation incorporated under the laws of Delaware.

HQ Insurance Corporation is a corporation incorporated under the laws of Delaware.

HQ Real Property Corporation is a corporation incorporated under the laws of Delaware.

HireQuest Security, L.L.C. is a limited liability company organized under the laws of Florida.

DriverQuest, L.L.C. is a limited liability company organized under the laws of Florida.

HQ Snelling Corporation is a corporation incorporated under the laws of Delaware.

HQ Link Corporation is a corporation incorporated under the laws of Delaware.